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                                                                   EXHIBIT 99.2

                    US GOVERNMENT EXTENDS NETWORK SOLUTIONS
                  COOPERATIVE AGREEMENT THROUGH SEPTEMBER 2000

HERNDON, VA., OCTOBER 6, 1998 - Network Solutions, Inc. (NASDAQ: NSOL) and officials from the Department of Commerce's National Telecommunications and Information Administration (NTIA) have agreed to a two-year extension of the Cooperative Agreement between the US Government and Network Solutions with provisions to transition relevant US Government authority to a new non-profit corporation for coordination of some domain name system functions. As part of the agreement, Network Solutions and NTIA have agreed to a plan for the transition to a shared registration system in a phased approach beginning March 31, 1999 with full implementation by June 1, 1999. Network Solutions will build a shared registration system to support multiple licensed, accredited registrars offering registration services. Network Solutions and other domain name registrars will function as retailers of domain name registration services through Network Solutions' shared registration system. Network Solutions will also continue in its role as the registry -- or wholesaler -- of .com, .net and
 .org domain name registrations. Network Solutions has registered more than 2.3 million domain names, or Web addresses, in .com, .net , .org and .edu.

         Network Solutions has worked with the US Government pursuant to a five year Cooperative Agreement to develop and maintain some of the key administrative functions of the Internet including the domain name registration system. This new amendment extends the Cooperative Agreement through September 30, 2000.

Other highlights from the extension include the following:

- Network Solutions will submit a copy of all software and data generated under the Cooperative Agreement through September 30, 1998 to the US Government.

- Once a shared registration system is implemented, pricing for Network Solutions' shared registry services for .com, .net, .org and .edu will be a specific dollar amount per registration, per year, and will be specified in a further amendment reflecting Network Solutions' costs and a reasonable return on its investment.





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-   Following the finalization of the US Government's agreement with a new non-profit corporation - also known as Newco -- that will act as a coordinating body for domain name system administrative functions, Network Solutions will negotiate a contractual relationship with Newco.

- Network Solutions will continue to function as the administrator for the primary root server -- known as root server A -- for the root server system and as a root zone administrator until such time as the US Government instructs Network Solutions to transfer either or both of these functions to Newco or a specific alternate entity.

   Founded in 1979, Network Solutions, Inc. (NASDAQ: NSOL) pioneered the development of registering Web addresses ending in .com, .net, .org and .edu. Network Solutions also provides enterprise network consulting services, focusing on network engineering, network security and network management solutions for commercial customers. For more information, see the www.networksolutions.com Web site.

Contact: For Media, Christopher Clough, chrisc@netsol.com (703) 742-4706, for Investor Relations, Bob Korzeniewski, bobk@netsol.com, (703) 742-4741.


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